Exhibit 99.1

OCEAN SHORE HOLDING CO.

ANNOUNCES STOCK REPURCHASE PROGRAM

March 20, 2012, Ocean City, NJ. Ocean Shore Holding Co. (Nasdaq: OSHC) today announced that the Company’s board of directors has approved the repurchase of up to 365,000 shares of the Company’s outstanding common stock, which is approximately 5% of outstanding shares. Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P. Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of twelve full-service banking offices in eastern New Jersey.

Contacts:

Steven E. Brady, President and CEO

Donald F. Morgenweck, CFO

(609) 399-0012